EXHIBIT 99.1

NEWS RELEASE

	Contacts:	C. Byron Snyder — Chairman, President & CEO
Integrated Electrical Services, Inc.
713-860-8001

FOR IMMEDIATE RELEASE		Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E
713-529-6600
INTEGRATED ELECTRICAL SERVICES REACHES
CONSENSUAL RESTRUCTURING AGREEMENT WITH
SENIOR SUBORDINATED NOTEHOLDERS, ARRANGES
DIP FINANCING, OBTAINS DISMISSAL OF SHAREHOLDER
DERIVATIVE SUIT, AND COMMENCES PRE-ARRANGED CHAPTER 11
HOUSTON — FEBRUARY 14, 2005 — Integrated Electrical Services, Inc. (OTC Pink Sheets: IESR) today announced that it and all of its domestic subsidiaries have filed for Chapter 11 reorganization in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. The case was filed pursuant to an agreement with institutions that hold approximately 61% of the company’s approximately $173 million outstanding, 9 3/8% senior subordinated notes due 2009 to support a consensual financial restructuring of the company through a pre-arranged chapter 11 plan of reorganization that was also filed with the Bankruptcy Court today, together with a disclosure statement. Based on this agreement, the company believes it will ultimately receive the support of the requisite body of holders of the senior subordinated notes to implement the restructuring contemplated by its Chapter 11 plan. The 61% holders include all three members of the ad hoc committee, formed to negotiate a transaction with IES. The company has requested an expedited hearing schedule from the Court to approve the disclosure statement and confirm the plan of reorganization.
     The company expects to continue normal operations throughout the restructuring process. All services provided to customers and payments to vendors are expected to continue on a “business as usual” basis. Based on the high degree of support for the pre-arranged plan from the holders of its senior subordinated notes, the company believes that it will complete its restructuring quickly.

     “After working with several of our creditor groups over the last several months, we are pleased to move to the next stage of our restructuring. During that time, we have made the necessary preparations to make sure that our restructuring does not interfere with the services we provide to our customers,” announced Byron Snyder, IES’ chairman, president and chief executive officer.
     “The economic terms of the proposed plan of reorganization are unchanged from the previously announced agreement in principle with the ad hoc committee, although the financial restructuring will be accomplished through a pre-arranged chapter 11 plan instead of the previously discussed prepackaged plan of reorganization. This will allow earlier access to the $80 million debtor-in-possession financing facility that we have successfully negotiated, increasing our liquidity. It will also give us the ability to provide more assurance and protection to our vendors and customers and to obtain additional surety bonding.”
Debtor-in-Possession Financing
     In connection with the commencement of its bankruptcy case, IES is seeking Bankruptcy Court approval for its $80 million debtor-in-possession financing (“DIP”) facility with Bank of America. Subject to the approval of the Bankruptcy Court, the DIP facility will be comprised of an $80 million revolving credit facility, with a $72 million sub-limit for letters of credit, and will supplement the company’s existing liquidity and allow IES to meet its obligations related to the operation of its businesses, fulfill its payroll obligations and pay vendors for goods and services. The company has also reached an agreement with its primary surety bond provider, Federal Insurance Company, to obtain additional surety bonding during the Chapter 11 cases, subject to Bankruptcy Court approval.
     “IES’ operating cash, together with the amounts obtained under its DIP facility and its additional bonding capacity, will enable it to operate its business and emerge from bankruptcy stronger, more streamlined, and in a better position to achieve its business goals,” said Snyder. “I am deeply appreciative of the continued support of Bank of America and Federal Insurance Company.”

The IES Plan
     Under IES’ proposed plan of reorganization:
•	the holders of the company’s senior convertible notes will be refinanced from the proceeds of a term exit facility;

•	the holders of the company’s senior subordinated notes will receive, in exchange for their total claims (including principal and accrued and unpaid interest), an aggregate of approximately 82% of the fully diluted new common stock of the reorganized IES (before giving effect to a new employee stock option plan);

•	the company’s existing common stockholders will receive, in exchange for their existing shares, an aggregate of approximately 15% of the fully diluted new common stock of the reorganized IES (before giving effect to a new employee stock option plan);

•	the company’s management and employees will receive grants of an aggregate of approximately 3% of the fully diluted new common stock of the reorganized IES (before giving effect to a new employee stock option plan), in the form of restricted stock grants that will vest over time; and

•	the company’s other obligations under trade credit extended to the company by its vendors and suppliers will be unimpaired and will all be paid in full, on regular terms, whether such obligations relate to pre- or post-filing periods.
     On the effective date of a plan of reorganization, the sole equity interests in reorganized IES will consist of new common stock issued to the holders of the senior subordinated notes and the existing holders of common stock, and the restricted stock grants that can be earned over time to be issued to management and employees. In addition, a new employee stock option plan will be adopted on the effective date that will provide for the future issuance, as and when determined by the board of directors, of options that may be issued to employees, to purchase up to 10% of the new common stock of the reorganized IES.

     Snyder noted, “This plan of reorganization is positive news for all of IES’ employees, customers and vendors. By allowing IES to exchange 100% of the senior subordinated notes for new equity, our plan will reduce the company’s debt balance by approximately $173 million and allow IES to emerge as a financially stronger, more efficient company.”
     Following approval of IES’ disclosure statement by the Bankruptcy Court, the company will formally solicit approval of its plan of reorganization from the holders of its senior subordinated notes, common stock and senior convertible debt. Solicited parties will receive a disclosure statement and a copy of the IES plan of reorganization.
Continued Payments During Chapter 11
     In addition to the filing of the chapter 11 petitions and the plan of reorganization, IES asked the Bankruptcy Court to consider several “first day” motions on an expedited basis benefiting its employees, vendors, service providers, customers, and other stakeholders. The company has asked for the Bankruptcy Court’s permission to continue paying its employees’ salaries and benefits, and its vendors; to maintain its cash management systems; and to obtain DIP financing with Bank of America. With respect to its vendors, the company has requested authority from the Bankruptcy Court to pay all of its vendors in the ordinary course of business, whether their claims arose prior to or after the filing of the Chapter 11 cases.
Management and Advisors
     Under the terms of the plan, Byron Snyder will continue as the company’s chairman, president and chief executive officer until a successor is selected or as otherwise determined by the board of directors. The company’s board of directors will begin a search for a successor shortly. Mr. Snyder said, “Over the past few quarters, we have accomplished the necessary actions for this company to truly succeed both now and into the future. These are the actions I committed to accomplish when I agreed to assume the position of president and CEO last June. We have refinanced the senior secured credit facility and renegotiated certain leases where prudent. In addition, although subject to appeal, we have obtained the dismissal at the trial level of the shareholder class action and derivative lawsuits. The final item I committed to accomplish was the restructuring and strengthening of the company’s balance sheet for our success going forward, and today’s pre-arranged chapter 11 filing is the next step in achieving that goal.”

     “I will continue as IES’ chairman, president and chief executive officer for the near term, but with the end of my mission in sight, I have agreed that IES should begin a search for a new CEO to lead the company in the future. Accordingly, the IES board of directors will begin this search shortly.”
     Mr. Donald P. Hodel resigned from the board of directors on Monday, February 13, 2006. “Don has been a valued director since the beginning of IES, and it was with much regret that the board accepted his resignation. Don’s other business activities were taking an increasing amount of his time and the board understood his wishes. He will be missed as a board member,” added Mr. Snyder.
     The board determined to remain at six members with a vacancy for Mr. Hodel’s position. The board of directors will review its committees and make a determination on size of the board at a later meeting.
     IES is also pleased to announce the dismissal of the shareholder derivative action styled Radek v. Allen, et al., No. 2004-48577, in the 113th Judicial District Court, Harris County, Texas, on Friday, February 10, 2006.
     In addition, Sanford R. Edlein of Glass & Associates will continue as the Chief Restructuring Officer of IES through the end of the bankruptcy, and the company’s other senior officers have agreed to remain in place. In connection with the financial restructuring of the company, the company has been represented by Gordian Group LLC as financial advisors and Vinson & Elkins L.L.P. as legal advisors. The ad hoc committee of senior subordinated noteholders has been represented by Conway Del Genio Gries & Co. LLC as financial advisors and by Weil, Gotshal & Manges LLP as legal advisors.
     For more information regarding this release, visit the company’s website at www.ies-co.com or call (713) 860-8001. Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

This Press Release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the company’s inability to obtain in Bankruptcy Court the confirmation of its plan of reorganization and the approval of necessary orders for the conduct of its business while in bankruptcy, the company’s inability to complete a financial restructuring on terms acceptable to the company or at all, the company’s ability to continue as a going concern, the inherent uncertainties relating to estimating future operating results or our ability to generate sales, operating income, or cash flow, potential difficulty in addressing a material weakness in the company’s accounting systems that has been identified by the company and its independent auditors, potential limitations on our ability to access the credit line under our credit facility, litigation risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, inaccurate estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry both from third parties and ex-employees, changes in interest rates that could effect the level of construction, the general level of the economy, increases in costs or limitations on availability of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to provide sufficient bonding needed for available work, risk associated with failure to provide surety bonds on jobs where we have commenced work or are otherwise contractually obligated to provide surety bonds, loss of key personnel, business disruption and costs associated with the Securities and Exchange Commission investigation now pending and other litigation that may arise from time to time, unexpected liabilities associated with warranties or other liabilities attributable to the retention of the legal structure or retained liabilities of business units where we have sold substantially all of the assets, inability to fulfill the terms of any debtor-in-possession credit facility or exit facility, inability of subsidiaries to incorporate new accounting, control and operating procedures, inaccuracies in estimating revenues and percentage of completion on contracts, disruptions or inability to effectively manage work related to Hurricane Katrina and Rita and the expected increase in construction; lack of an established trading market for the company’s new class of common stock contemplated by the company’s plan of reorganization; inability to successfully restructure our operations to reduce operating losses; and unexpected weather interference. You should understand that the foregoing as well as other risk factors discussed in our filings with the SEC, including those listed under the heading “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended September 30, 2005, could cause results to differ materially from those expressed in such forward looking statements. We undertake no obligation to publicly update or revise information concerning the company’s restructuring efforts, borrowing availability, its cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
General information about us can be found at http://www.ies-co.com under “Investor Relations.” Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC.